Exhibit 99.1

Destination XL Group, Inc. Reports Second Quarter Financial Results

Sales of $115.5 million, Breakeven Net Loss per diluted share

Extends Credit Facility to August 2030

CANTON, Mass., August 27, 2025 – Destination XL Group, Inc. (NASDAQ: DXLG), the leading integrated-commerce specialty retailer of Big + Tall men’s clothing and shoes, today reported operating results for the second quarter of fiscal 2025.

Second Quarter Financial Highlights

•
Total sales for the second quarter were $115.5 million, down 7.5% from $124.8 million in the second quarter of fiscal 2024. Comparable sales for the second quarter of fiscal 2025 decreased 9.2% as compared to the second quarter of fiscal 2024.
•
Net loss was $(0.3) million, or $0.00 per diluted share, for the second quarter, as compared to net income of $2.4 million, or $0.04 per diluted share, in the second quarter of fiscal 2024.
•
Adjusted EBITDA (a non-GAAP measure) for the second quarter was $4.6 million as compared to $6.5 million in the second quarter of fiscal 2024.
•
Total cash and investments were $33.5 million at August 2, 2025, as compared to $63.2 million at August 3, 2024, with no outstanding debt for either period. The decrease in cash and investments includes $13.6 million of shares repurchased during the second half of fiscal 2024 and $14.6 million on capital spent over the past 12 months for new store development.
•
Subsequent to the end of the second quarter of fiscal 2025, the Company extended its credit facility through August 13, 2030, providing access to up to $100 million of future borrowing capacity.

Management’s Comments

“DXL continues to act with agility to address shifts in consumer behavior, while staying focused on positioning the Company for long-term growth. Our second quarter results continue to reflect Big & Tall sector softness, plus the macroeconomic challenges and geopolitical environment affecting consumer discretionary spending. Over the past year, our customer has been gravitating more towards lower priced goods and select promotions, signaling a consumer who is carefully choosing where and how he spends his money,” said Harvey Kanter, President and CEO.

“In response to these challenges, and given our consumers' shift toward our private brands, we recognize and are focused on bringing product to market that offers higher quality, lower price points and greater value. We are extending our core assortment to provide breadth and depth to our private brand mix. We own our private brands; we own the product, we own the design, and we own the supply chain execution, which enables us to better control the margins than with our national designer brands. And finally, we continue to reframe our promotional strategy around a more disciplined, strategic framework that prioritizes relevance, competitiveness, and a stronger perception of value. Programs such as our newly launched Fit Exchange program, Heroes Discount for first responders and teachers, and enhanced loyalty are all examples contributing to this effort. We also have plans in place to bring to market select strategic promotion, but with discipline, execution and expectation of driving greater incremental sales growth as an outcome.

“There remains a significant amount of volatility in the market, particularly surrounding tariffs and the impact that these costs will have on an already concerned consumer. We believe the actions we are taking will directly address these ongoing consumer sector and macro challenges. We are leaning into our relationships with our vendors and suppliers around the world and we are working hard to mitigate the impact of those tariffs. While there are a number of moving parts, and further uncertainty ahead, we believe our broad and measured actions taken will ultimately improve our results and move the business forward,” Kanter concluded.

Strategic Priorities

Promotional Strategy:

We have reframed our promotional strategy around a more disciplined, strategic framework that prioritizes relevance, competitiveness, and a stronger perception of value. Our customer has been telling us that we need to create greater levels of value, and our go-forward approach treats promotions like a managed category, with a clear and deliberate intent around timing, product focus, and purpose to drive sales, engagement, and brand equity. We are now better positioned to maximize the return on every markdown dollar, better aligned with strategic imperatives, and precisely targeting specific customer cohorts.

Assortment:

Over the course of the next two years, we will be strategically shifting our assortment to prioritize private brands, which deliver consistent fit, the flexibility to balance trend-right fashion with core essentials and stronger margins. To support this focus, we are reducing investment in underperforming national brands which will drive higher profitability and enable us to leverage strategic promotions to fuel customer acquisition and sales growth. Our intent is to grow private brand sales penetration from today’s 56.5% to greater than 60% in 2026 and to greater than 65% in 2027. We are confident that with the strength of our assortment, enhanced storytelling, and strategic marketing efforts, we can drive greater customer loyalty and position our private brands as a primary reason customers choose DXL.

FiTMAP:

Over the past two years, we have been working with and testing a proprietary FiTMAP® Sizing Technology for which we have an exclusive license for Big + Tall men until 2030. This innovative, contactless, digital scanning technology captures 243 unique measurements and offers custom clothing options and a great fit for all our customers. FiTMAP offers a unique experience for our customers, whether selecting from our Ready-to-Wear clothing or opting for custom garments. We are able to provide recommended sizes in all of our private brands, as well as 15 of our national brands. We believe this technology will enhance customer engagement, attract new customers and establish DXL as a technology leader in men's big + tall apparel. To date, we have scanned over 23,000 customers. At the end of the second quarter of fiscal 2025, FiTMAP was in 62 DXL retail locations. We opened another 24 stores in August, bringing us to 86 store locations leading into the fall season. We have a plan to further expand to as many as 200 stores by the end of fiscal 2027.

Second Quarter Results

Sales

Total sales for the second quarter of fiscal 2025 were $115.5 million, as compared to $124.8 million in the second quarter of fiscal 2024. The decrease in total sales was primarily attributable to a decrease in comparable sales for the second quarter of 9.2%, partially offset by an increase in non-comparable sales. Sales trends improved month over month, with comparable sales down 10.4% in May, down 9.6% in June, and down 7.0% in July. Comparable sales performance during the second quarter was similar to our first quarter performance, as our customers continued to pull back on discretionary spending and shifted purchases towards our private brand merchandise and value-driven brands.

The second quarter comparable sales decrease of 9.2% consisted of a comparable sales decrease of 7.1% from stores and a comparable sales decrease of 14.4% from our direct business. The decrease in traffic continued to be the primary driver for the decrease in comparable sales. While our conversion rate was slightly up, our dollars per transaction were down, partly due to the shift in product mix toward more value-driven merchandise.

We have seen positive results from our Price Match Guarantee, Fit Exchange by DXL, and our Heroes discounts and believe that these programs helped to offset some of the negative traffic.

Sales performance from our direct business, which includes our website, app and marketplaces, improved slightly from the first quarter but continued to be challenged by decreases in online traffic and average order value. In addition, we have experienced some challenges with our new e-commerce platform, which we are actively addressing, that could be contributing to the sales performance for our direct business.

As we head into the third quarter of fiscal 2025, our store traffic is showing modest improvement with comparable sales for August trending slightly better than July.

Gross Margin

For the second quarter of fiscal 2025, our gross margin rate, inclusive of occupancy costs, was 45.2% as compared to a gross margin rate of 48.2% for the second quarter of fiscal 2024.

Our gross margin rate decreased by 300 basis points, which was driven by an increase of 240 basis points in occupancy costs, as a percentage of sales, due to the deleveraging from lower sales and increased rents from new stores and lease extensions. Merchandise margin for the second quarter decreased by 60 basis points, as compared to the second quarter of fiscal 2024, primarily due to an increase in freight costs associated with the acceleration of inventory receipts in advance of certain tariffs as well as markdown activity and promotional offers associated with our new marketing initiatives. These increases were partially offset by an increase in merchandise margins as a result of a shift in product mix toward our private brand merchandise.

There remains significant uncertainty with respect to evolving trade policies and the enactment of additional tariffs globally. We are proactively taking measures to mitigate the impact of such tariffs and trade restrictions on our business. Given the volatility that currently exists around these trade discussions, it is difficult to determine the potential impact that these tariffs may have on our financial results. However, if currently enacted rates remain in effect throughout the remainder of the fiscal year, and no new tariffs are added, we estimate that the impact of tariffs on fiscal 2025 receipts will be just under $4.0 million and will recognized in our financial results as inventory turns. Through the first six months of fiscal 2025, the impact of tariffs on merchandise margins is estimated to be approximately 10 basis points as a percentage of sales.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the second quarter of fiscal 2025 were 41.2% as compared to 43.0% for the second quarter of fiscal 2024.

On a dollar basis, SG&A expenses decreased by $6.1 million as compared to the second quarter of fiscal 2024. The decrease was primarily due to a decrease in marketing and incentive-based compensation, partially offset by an increase in healthcare benefit costs.

Marketing costs were 6.1% of sales for the second quarter of fiscal 2025 as compared to 8.8% of sales for the second quarter of fiscal 2024, with the decrease primarily attributable to the brand campaign in the second quarter 2024. For fiscal 2025, marketing costs are expected to be approximately 5.9% of sales.

Management views SG&A expenses through two primary cost centers: Customer Facing Costs and Corporate Support Costs. Customer Facing Costs, which include store payroll, marketing and other store and direct operating costs, represented 24.1% of sales in the second quarter of fiscal 2025 as compared to 25.2% of sales in the second quarter of fiscal 2024. Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 17.1% of sales in the second quarter of fiscal 2025 as compared to 17.8% of sales in the second quarter of fiscal 2024.

Interest Income, Net

Net interest income for the second quarter of fiscal 2025 was $0.2 million as compared to $0.6 million for the second quarter of fiscal 2024. For both periods, interest income was earned from investments in U.S. government-backed investments and money market accounts. The decrease in interest income was primarily due to the decrease in the average balance of investments during the first six months of fiscal 2025 as compared to the prior year period. The decrease in investments was partially tied to the use of funds to support our stock buyback program in the second half of fiscal 2024. Interest costs for both periods were minimal because we had no outstanding debt and no borrowings under our credit facility.

Income Taxes

Our income tax provision for interim periods is determined using an estimate of our annual effective tax rate, adjusted for discrete items, if any. Each quarter, we update our estimate of the annual effective tax rate and make a year-to-date adjustment to the provision.

For the second quarter of fiscal 2025, our income tax provision was $1.2 million as compared to an income tax provision of $1.3 million for the second quarter of fiscal 2024. The provision for the second quarter of fiscal 2025 reflects an annual effective tax rate estimate of 6.9% and includes an adjustment to bring our year-to-date rate in line with that estimate as well as the impact of permanent book-to-tax differences and discrete items.

Net Income (Loss)

For the second quarter of fiscal 2025, net loss was ($0.3) million, or $0.00 per diluted share, as compared to net income for the second quarter of fiscal 2024 of $2.4 million, or $0.04 per diluted share. The decrease in earnings for the second quarter of fiscal 2025 was driven primarily by the decrease in sales.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP measure, for the second quarter of fiscal 2025 was $4.6 million, as compared to $6.5 million for the second quarter of fiscal 2024.

Cash Flow

Cash flow from operations for the first six months of fiscal 2025 was $(2.1) million as compared to $16.0 million for the first six months of fiscal 2024. The decrease in cash flow from operations was due to a decrease in earnings, the timing of payables associated with the acceleration of inventory receipts during the first six months of fiscal 2025 to mitigate the impact of tariffs as well as the timing of other working capital.

Free cash flow, before capital expenditures for store development, a non-GAAP measure, was $(7.6) million for the first six months of fiscal 2025 as compared to $8.4 million for the first six months of fiscal 2024.

Free cash flow, a non-GAAP measure, was $(14.2) million for the first six months of fiscal 2025 as compared to $3.2 million for the first six months of fiscal 2024.

	For the six months ended
(in millions)	August 2, 2025	August 3, 2024
Cash flow from operating activities (GAAP basis)	$(2.1)	$16.0
Capital expenditures, excluding store development	(5.5)	(7.6)
Free Cash Flow before capital expenditures for store development (non-GAAP basis)	$(7.6)	$8.4
Capital expenditures for store development	(6.6)	(5.2)
Free Cash Flow (non-GAAP basis)	$(14.2)	$3.2

Non-GAAP Measures

Adjusted EBITDA, adjusted EBITDA margin, free cash flow before capital expenditures for store development and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

As of August 2, 2025, we had cash and investments of $33.5 million as compared to $63.2 million as of August 3, 2024, with no outstanding debt in either period. The decrease in cash and investments at August 2, 2025 as compared to August 3, 2024 included the use of $13.6 million in the second half of fiscal 2024 to repurchase shares of common stock and $14.6 million on capital spent over the past 12 months for new store development. We did not have any borrowings under our credit facility during either period and, as of August 2, 2025, the availability under our credit facility was $70.1 million, as compared to $69.9 million as of August 3, 2024. Availability under our credit facility is primarily driven by our available inventory.

Subsequent to the end of the second quarter of fiscal 2025, on August 13, 2025 we amended our credit facility to extend the maturity of the facility from October 28, 2026 to August 13, 2030. In connection with the amendment, we also reduced the size of the credit facility from $125.0 million to $100.0 million to more closely align the credit facility with the Company's lower inventory levels. The Company's availability under the credit facility did not materially change as a result of the amendment.

As of August 2, 2025, our inventory increased $0.3 million to $78.9 million, as compared to $78.6 million as of August 3, 2024. We continue to take proactive measures to manage our inventory and adjust our receipt plan given the ongoing macroeconomic factors affecting consumer spending, while at the same time, accelerating certain receipts to minimize the impact of tariffs. At August 2, 2025, our clearance inventory was 10.2% of our total inventory, as compared to 10.4% at August 3, 2024. Our inventory position is healthy, and our clearance levels are in line with our benchmark of 10%. Our inventory turnover rate has improved by over 30% from fiscal 2019.

Retail Store Information

The following is a summary of our retail square footage since the end of fiscal 2022 through the end of the second quarter of fiscal 2025:

	At August 2, 2025		Year End 2024		Year End 2023		Year End 2022
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	257	1,847	247	1,795	232	1,725	218	1,663
DXL outlets	16	82	15	76	15	76	16	80
CMXL retail	4	12	7	22	17	55	28	92
CMXL outlets	17	50	19	57	19	57	19	57
Total	294	1,991	288	1,950	283	1,913	281	1,892

During the first six months of fiscal 2025, we opened six new DXL stores, converted three Casual Male XL retail stores and one Casual Male XL outlet to DXL retail stores and one Casual Male XL outlet to a DXL outlet. We expect to open two additional DXL stores during fiscal 2025 and expect our capital expenditures to range from $17.0 million to $19.0 million, net of tenant incentives.

Digital Commerce Information

We distribute our national brands and private brand merchandise directly to consumers through our stores, website, app, and third-party marketplaces. Digital commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. Our direct business is a critical component of our business and an area of significant growth opportunity for us. For the second quarter of fiscal 2025, our direct sales were $31.8 million, or 27.5% of sales, as compared to $37.0 million, or 29.6% of sales, in the second quarter of fiscal 2024. The decrease in direct sales was driven primarily by a decrease in online traffic.

Conference Call

The Company will hold a conference call to review its financial results on Wednesday, August 27, 2025 at 9:00 a.m. ET.

To participate in the live webcast, please pre-register at:

https://register-conf.media-server.com/register/BI32da27037a8e409fb83c56d94fe1bc32

Upon registering, you will be emailed a dial-in number, and unique PIN.

For listen-only, please join and register at: https://edge.media-server.com/mmc/p/sw7pob75. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's investor relations website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, free cash flow before capital expenditures for store development, and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP and should not be considered superior to or as a substitute for net income (loss), net income (loss) per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and adjusted for asset impairment charges (gain) and accrual for estimated non-recurring legal settlement costs, if any. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total sales. The Company believes that providing adjusted EBITDA and adjusted EBITDA margin is useful to investors to evaluate the Company’s performance and are key metrics to measure profitability and economic productivity.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store development. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt. Free cash flow before capital expenditures for store development is calculated as cash flow from operating activities less capital expenditures other than capital expenditures for store development. Capital expenditures for store development includes capital expenditures for new stores, conversions of Casual Male XL stores to DXL and remodels. Capital expenditures related to store relocations and maintenance are not included in store development.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that provides the Big + Tall man the freedom to choose his own style. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.COM, and mobile app, which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding our belief that we continue to act with agility to address shifts in consumer behavior, while staying focused on positioning our company for long-term growth; our belief that the softness in the Big & Tall sector plus the macroeconomic challenges and geopolitical environment is affecting consumer discretionary spending; our belief that over the past year our customer has been gravitating more towards lower priced goods and select promotions which we believe is signaling a consumer who is carefully choosing where and how he spends his money; our focus on bringing product to market that offers higher quality, lower price points and greater value; the extension of our core assortment to provide breadth and depth to our private brand mix; our reframed promotional strategy around a more disciplined, strategic framework that prioritizes relevance, competitiveness, and a stronger perception of value; our belief that because we own and design our private brand merchandise we are able to better control the margins than with our national designer brands; our belief that our targeted promotions will drive greater incremental sales growth; our belief that the actions we are taking will directly address ongoing consumer sector and macro challenges; our belief that we are leaning into our relationships with our vendors and suppliers around the world and are working hard to mitigate the impact of those tariffs; our belief that our broad and measured actions taken will ultimately improve our results and move the business forward; our belief that the impact of current tariffs on our financial results for fiscal 2025 could be an increase in merchandise costs of up to $4.0 million; our believe that we are now better positioned to maximize the return on every markdown dollar, better aligned with strategic imperatives, and precisely targeting specific customer cohorts; our expectation that over the course of the next two years, we will be strategically shifting our assortment to prioritize private brands, which deliver consistent fit, the flexibility to balance trend-right fashion with core essentials and stronger margins; in support of this focus, our reduction of investment in underperforming national brands, which we believe will drive higher profitability and enable us to leverage strategic promotions to fuel customer acquisition and sales growth; our intent to grow our private brand sales penetration from today’s 56.5% to greater than 60% in 2026 and to greater than 65% in 2027; our belief that we can drive greater customer loyalty and position our private brands as a primary reason customers choose DXL; our belief that our FiTMAP technology will enhance customer engagement, attract new customers and establish DXL as a technology leader in men’s big + tall apparel; our expected expansion of FiTMAP to additional stores by the end of fiscal 2025 and the end of fiscal 2027; expected marketing costs and expected capital expenditures in fiscal 2025; expected store openings and store conversions in fiscal 2025; and our ability to manage inventory. The discussion of forward-looking information requires the management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 20, 2025, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and the direction of the Company, including risks relating to changes in consumer spending in response to economic factors; the impact of inflation with rising costs and high interest rates; the impact of tariffs; the impact of ongoing worldwide conflicts on the global economy; potential labor shortages; and the Company’s ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends, and compete successfully in the U.S. men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended		For the six months ended
	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Sales	$115,505	$124,820	$221,038	$240,309
Cost of goods sold including occupancy	63,322	64,649	121,273	124,456
Gross profit	52,183	60,171	99,765	115,853

Expenses:
Selling, general and administrative	47,604	53,662	95,047	101,185
Depreciation and amortization	3,876	3,385	7,512	6,663
Total expenses	51,480	57,047	102,559	107,848

Operating income (loss)	703	3,124	(2,794)	8,005

Interest income, net	200	551	484	1,121

Income (loss) before provision (benefit) for income taxes	903	3,675	(2,310)	9,126
Provision (benefit) for income taxes	1,168	1,292	(106)	2,950

Net income (loss)	$(265)	$2,383	$(2,204)	$6,176

Net income (loss) per share:
Basic	$0.00	$0.04	$(0.04)	$0.11
Diluted	$0.00	$0.04	$(0.04)	$0.10

Weighted-average number of common shares outstanding:
Basic	53,816	58,233	53,708	58,135
Diluted	53,816	61,117	53,708	61,035

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
August 2, 2025, February 1, 2025 and August 3, 2024
(In thousands)
(unaudited)

	August 2,	February 1,	August 3,
	2025	2025	2024
ASSETS

Cash and cash equivalents	$14,015	$11,901	$21,475
Short-term investments	19,529	36,516	41,732
Inventories	78,891	75,486	78,612
Other current assets	10,210	7,984	9,875
Property and equipment, net	60,046	56,982	47,791
Operating lease right-of-use assets	205,012	171,084	163,246
Intangible assets	1,150	1,150	1,150
Deferred tax assets, net of valuation allowance	19,496	19,343	19,403
Other assets	494	509	484
Total assets	$408,843	$380,955	$383,768

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$24,423	$24,344	$22,576
Accrued expenses and other liabilities	24,358	30,773	27,604
Operating leases	219,134	184,615	176,634
Stockholders' equity	140,928	141,223	156,954
Total liabilities and stockholders' equity	$408,843	$380,955	$383,768

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

(unaudited)

	For the three months ended		For the six months ended
	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
(in millions)
Net income (loss) (GAAP basis)	$(0.3)	$2.4	$(2.2)	$6.2
Add back:
Provision (benefit) for income taxes	1.2	1.3	(0.1)	3.0
Interest income, net	(0.2)	(0.6)	(0.5)	(1.1)
Depreciation and amortization	3.9	3.4	7.5	6.7
Adjusted EBITDA (non-GAAP basis)	$4.6	$6.5	$4.7	$14.7

Sales	$115.5	$124.8	$221.0	$240.3
Adjusted EBITDA margin (non-GAAP basis), as a percentage of sales	4.0%	5.2%	2.1%	6.1%

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(unaudited)

	For the six months ended
(in millions)	August 2, 2025	August 3, 2024
Cash flow from operating activities (GAAP basis)	$(2.1)	$16.0
Capital expenditures, excluding store development	(5.5)	(7.6)
Free Cash Flow before capital expenditures for store development (non-GAAP basis)	$(7.6)	$8.4
Capital expenditures for store development	(6.6)	(5.2)
Free Cash Flow (non-GAAP basis)	$(14.2)	$3.2